CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 24, 2014, relating to the financial statements and supplemental schedule of Ocean City Home Bank Savings and Investment Plan appearing in this Annual Report on Form 11-K of Ocean City Home Bank Savings and Investment Plan for the year ended December 31, 2013.

/s/ Friedman LLP

East Hanover, New Jersey

June 24, 2014